Exhibit 10.3

NEWFIELD EXPLORATION COMPANY
TSR
RESTRICTED STOCK UNIT AWARD AGREEMENT

Awardee
Date of Award:	February 11, 2015
Number of Restricted Stock Units:	_______________
AWARD OF RESTRICTED STOCK UNITS
The Compensation & Management Development Committee (the “Committee”) of the Board of Directors of Newfield Exploration Company, a Delaware corporation (the “Company”), pursuant to the Newfield Exploration Company 2011 Omnibus Stock Plan (the “Plan”), as amended, hereby awards to you, the above-named awardee, effective as of the Date of Award set forth above (the “Date of Award”), that number of restricted stock units set forth above (the “Restricted Stock Units”), on the following terms and conditions:
The Restricted Stock Units shall be subject to the prohibitions and restrictions set forth herein with respect to the sale or other disposition of such Restricted Stock Units and the obligation to forfeit and surrender such Restricted Stock Units to the Company (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall lapse at the time and in the manner described in the attached Terms and Conditions (the “Terms and Conditions”).
Upon the lapse of the Forfeiture Restrictions with respect to a Restricted Stock Unit, the Company shall issue to you one share of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), in exchange for such Restricted Stock Unit and thereafter you shall have no further rights with respect to such Restricted Stock Unit and such share of the Common Stock shall be transferable by you (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable federal or state securities law).
If during the period in which you hold the Restricted Stock Units the Company pays a dividend in shares of the Common Stock with respect to the outstanding shares of the Common Stock, then the Company will increase the Restricted Stock Units that have not then been exchanged by the Company for shares of the Common Stock by an amount equal to the product of (a) the Restricted Stock Units that have not been forfeited to the Company or exchanged by the Company for shares of the Common Stock and (b) the number of shares of the Common Stock paid by the Company per share of the Common Stock (collectively, the “Stock Dividend Restricted Stock Units”). Each Stock Dividend Restricted Stock Unit will be subject to same Forfeiture Restrictions and other restrictions, limitations and conditions applicable to the Restricted Stock Unit for which such Stock Dividend Restricted Stock Unit was awarded and will be exchanged for shares of the Common Stock at the same time and on the same basis as such Restricted Stock Unit.

Notwithstanding any provisions of the Plan, shares of Common Stock shall be transferred at the time(s) specified in this Agreement and the Terms and Conditions.
The Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of (other than by will or the applicable laws of descent and distribution). Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby. Any shares of Common Stock issued to you in exchange for the Restricted Stock Units may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (a) the Company may refuse to cause the transfer of any such shares of the Common Stock to be registered on the stock register of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable federal or state securities law and (b) the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of such shares of the Common Stock.
The shares of Common Stock that may be issued under the Plan are registered with the Securities and Exchange Commission under a Registration Statement on Form S-8.
Capitalized terms that are not defined herein shall have the meaning ascribed to such terms in the Plan or the Terms and Conditions.
In accepting the award of the Restricted Stock Units you accept and agree to be bound by all the terms and conditions of the Plan, this Agreement and the Terms and Conditions.

NEWFIELD EXPLORATION COMPANY

NEWFIELD EXPLORATION COMPANY
TERMS AND CONDITIONS

1.
FORFEITURE RESTRICTIONS. If, prior to January 15, 2018, your employment with the Company and all direct and indirect wholly-owned subsidiaries (collectively, the “Company Group”) is terminated for any reason other than by reason of a change of control of the Company or your (A) death or Disability or (B) Qualified Retirement, you shall, for no consideration, forfeit to the Company all Restricted Stock Units to the extent then subject to Forfeiture Restrictions.

2.
LAPSE OF FORFEITURE RESTRICTIONS. If not previously forfeited, the Forfeiture Restrictions shall lapse as to the Restricted Stock Units as of the 15th day of the month following each Determination Quarter with respect to that number of Restricted Stock Units that is equal to the total number of Restricted Stock Units multiplied by a fraction, the numerator of which is (a) the number twenty (20) minus (b) the number which is the TSR Rank, and the denominator is the number 20; provided however that if such fraction is greater than or equal to 3/4, it shall be deemed to be one (1.0) and if such fraction is less than 1/4, it shall be deemed to be zero (0), less that number of Restricted Stock Units for which Forfeiture Restrictions shall have previously lapsed, all as determined by the Committee.

3.    DEFINITIONS. The following terms shall have the indicated meanings:
(a)    “Company Group” shall have the meaning assigned to that term in Section 1 of these Terms and Conditions.
(b)    “Determination Quarter” means each calendar quarter ending March 31, 2017, June 30, 2017, September 30, 2017 and December 31, 2017.
(c)    “Disability” shall have the meaning ascribed to that term under Section 409A.
(d)    “Peer Group” means the following companies (or their publicly-held successors, whether it be through a cash, stock or any combination thereof as of the effective date of such purchase, merger or combination thereof) (or if the successor is not a publicly-held successor (e.g. private-equity firm), the peer shall be replaced by the EPX Index (aka Sig Oil Exploration & Production) as of the effective date of the purchase, merger or combination thereof):

Cabot Oil & Gas Corporation	Chesapeake Energy	Cimarex Energy Co
Concho Resources Inc.	EP Energy	Energen Company
Denbury Resources Inc.	Continental Resources Inc.	Laredo Petroleum
Oasis Petroleum	QEP Resources	Southwestern Energy
Devon Energy	Range Resources	SandRidge Energy, Inc.
SM Energy	Ultra Petroleum	Whiting Petroleum
WPX Energy

(e)    “Prohibited Activity” shall have the meaning ascribed to that term in Section 4 of these Terms and Conditions.
(f)    “Qualified Peer Group” means each company included in the Peer Group that has had its primary common equity security listed or traded on a national securities exchange throughout the relevant Determination Quarter.
(g)     “Qualified Retirement” means you (i) either are (A) at least age 60 and sign a non-compete agreement (the form of which is attached hereto as Exhibit A) that is effective until reaching age 62 or (B) at least age 62, (ii) have at least 10 years of Qualified Service and (iii) provide the Requisite Notice.
(h)    “Qualified Service” means (i) your continuous employment with (A) the Company or (B) a subsidiary of the Company during the time that such subsidiary is, directly or indirectly, a wholly-owned subsidiary of the Company plus (b) any additional service credit granted to you (or a group of employees of which you are a member) by the Board.
(i)    “Requisite Notice” means (a) if you are an officer of the Company, at least six months prior written notice to the Board or (b) otherwise, at least three months prior written notice to the chief executive officer of the Company.
(j)    “Section 409A” means section 409A of the Internal Revenue Code of 1986, as amended and the final Department of Treasury regulations issued thereunder.
(k)    “TSR Rank” means the Company’s rank from one to one plus the total number of companies and indices comprising the Qualified Peer Group for the relevant Determination Quarter with the Company, each such other company and each such index together ranked from best to worst based on the Total Stockholder Return of the Company, each such other company and each such index for such Determination Quarter.
(l)    “Total Stockholder Return” for a particular Determination Quarter means the rate of return (expressed as a percentage) achieved with respect to the Common Stock of the Company, the primary common equity security of each company in the Qualified Peer Group and each index included in the Qualified Peer Group if (i) $100 was invested in each such security or index on January 1, 2015 assuming a purchase price equal to the average closing price of each such security or index for all the trading days during the month of December 2014; (ii) if the record date for any dividend to be paid with respect to a particular security occurs during the period beginning on January 1, 2015 and ending on the last day of the Determination Quarter, such dividend was reinvested in such security as of the record date for such dividend (using the closing price of such security on such record date); and (iii) the valuation of such security or such index at the end of the Determination Quarter is based on the average closing price for all of the trading days in the last month of such Determination Quarter. For clarification purposes, if a member of the Qualified Peer Group merges or is acquired by another publicly-traded company, or if a member of the Qualified Peer Group is replaced by the EPX Index in accordance with Section 3(d) above, the calculation of Total Stockholder Return for such member of the Peer Group shall be the Total Stockholder Return of such member through the effective date of the corresponding acquisition or merger, and then the Total Stockholder

Return of the other publicly traded company or EPX Index on the trading date immediately following the effective date of the corresponding acquisition or merger going forward.
(m)    The terms “you” and “your” refer to the Awardee named in the Agreement.

4.
PROHIBITED ACTIVITY. Notwithstanding any other provision of these Terms and Conditions or the Restricted Stock Unit Agreement (the “Agreement”), if you engage in a “Prohibited Activity,” as described below, while employed by one or more members of the Company Group or within two years after the date your employment with the Company Group terminates, then your right to receive the shares of the Common Stock, to the extent still outstanding at that time, shall be completely forfeited. A “Prohibited Activity” shall be deemed to have occurred, as determined by the Committee in its sole and absolute discretion, if you divulge any non-public, confidential or proprietary information of the Company Group, but excluding information that (a) becomes generally available to the public other than as a result of your public use, disclosure, or fault, or (b) becomes available to you on a non-confidential basis after your employment termination date from a source other than a member of the Company Group prior to the public use or disclosure by you, provided that such source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation.

5.
TAX WITHHOLDING. To the extent that the receipt of the Restricted Stock Units or the lapse of any forfeiture restrictions results in income, wages or other compensation to you for any income, employment or other tax purposes with respect to which the Company has a withholding obligation, you shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations, and, if you fail to do so, the Company is authorized to withhold from any shares of Common Stock issued under the Agreement or from any cash or stock remuneration or other payment then or thereafter payable to you any tax required to be withheld by reason of such taxable income, wages or compensation including (without limitation) shares of the Common Stock sufficient to satisfy the withholding obligation. No shares of Common Stock shall be withheld from the shares issued under the Agreement in excess of the Company’s minimum statutory withholding obligations (determined using the minimum statutory withholding rates required by the relevant tax authorities, including your share of payroll taxes that are applicable to such supplemental taxable income.)

6.	NONTRANSFERABILITY. The Agreement is not transferable by you otherwise than by will or by the laws of descent and distribution.

7.
CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the Restricted Stock Units shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to the Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

8.
RESTRICTED STOCK UNITS DO NOT AWARD ANY RIGHTS OF A STOCKHOLDER. You shall not have the voting rights or any of the other rights, powers or privileges of a holder of the Common Stock with respect to the Restricted Stock Units that are awarded hereby. Only after a share of the Common Stock is issued in exchange for a Restricted Stock Unit will you have all of the rights of a stockholder with respect to such share of Common Stock issued in exchange for a Restricted Stock Unit.

9.
EMPLOYMENT RELATIONSHIP. For purposes of the Agreement, you shall be considered to be in the employment of the Company Group as long as you have an employment relationship with the Company Group. The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan and the Committee’s determination shall be final and binding on all persons.

10.
NOT AN EMPLOYMENT AGREEMENT. The Agreement is not an employment agreement, and no provision of the Agreement shall be construed or interpreted to create an employment relationship between you and any member of the Company Group or guarantee the right to remain employed by any member of the Company Group for any specified term.

11.
SECURITIES ACT LEGEND. If you are an officer or affiliate of the Company under the Securities Act of 1933, you consent to the placing on any certificate for the shares of the Common Stock issued under the Agreement an appropriate legend restricting resale or other transfer of such shares except in accordance with such Act and all applicable rules thereunder.

12.
LIMIT OF LIABILITY. Under no circumstances will any member of the Company Group be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

13.
FUNDING. You shall have no right, title, or interest whatsoever in or to any assets of the Company or any investments which the Company may make to aid it in meeting its obligations under this Agreement. Your right to receive payments under this Agreement shall be no greater than the right to an unsecured general creditor of the Company.

14.
MISCELLANEOUS. The Agreement is awarded pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any. In the event of a conflict between these Terms and Conditions and the Plan provisions, the Plan provisions will control. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan or the Agreement.

EXHIBIT A
NON-COMPETE AGREEMENT
THIS NON-COMPETE AGREEMENT (this “Agreement”) is dated as of [date of Qualified Retirement] and is by and between Newfield Exploration Company, a Delaware corporation (the “Company”) and ________________, a retiring employee of the Company (“Retiring Employee”).
R E C I T A L S:
WHEREAS, Retiring Employee has been granted the awards set forth on Annex A hereto (the “Awards”) by the Company;
WHEREAS, pursuant to the terms of the agreements governing the Awards (the “Award Agreements”), Retiring Employee is entitled to certain benefits (the “Retirement Benefits”) if Retiring Employee’s termination of employment with the Company is by reason of a “Qualified Retirement” (as defined in each of the Award Agreements); and
WHEREAS, it is a condition to Retiring Employee being entitled to the Retirement Benefits that Retiring Employee enter into a Non-Compete Agreement substantially in the form of this Agreement;
NOW, THEREFORE, in consideration of the premises, the Retirement Benefits to be provided to Retiring Employee and the other covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.    Definitions; Rules of Construction.
(a)    Definitions. The following capitalized terms shall have the meaning given to it below:
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and, if such specified Person is a natural person, the immediate family members of such specified Person. “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or manager, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
“Competing Business” means any business involved in the acquisition or development of, or exploration for, crude oil or natural gas or any rights in or with respect crude oil or natural gas within the Covered Area; provided, however, that “Competing Business” shall not include any business that provides services solely to assist other Persons in the acquisition or development of, or exploration for, crude oil or natural gas or any rights in or with respect to crude oil or natural gas but does not itself acquire or develop, or explore for, crude oil or natural gas or any rights in or with respect to crude oil or natural gas within the Covered Area.
“Covered Area” means (a) the United States of America and (b) any foreign jurisdiction (i) in which the Company is operating or (ii) with respect to which the Company is actively considering for operations, in the case of clause (b) only, as of the date hereof.
“Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or association or other legal entity of any kind.
“Term” means the period commencing on the date hereof and ending on the date on which Retiring Employee attains the age of 62.
(b)    Rules of Construction. For purposes of this Agreement (i) unless the context otherwise requires, (A) “or” is not exclusive; (B) words applicable to one gender shall be construed to apply to each gender; (C) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement and (D) the term “Section” refers to the specified Section of this Agreement, (ii) the Section and other headings and titles contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (iii) a reference to any Person includes such Person’s successors and assigns.
2.    Non-Competition and Non-Solicitation. During the Term, Retiring Employee covenants and agrees with the Company that Retiring Employee shall not, directly or indirectly, individually, through an Affiliate or otherwise (including as an officer, director, employee or consultant) own an interest or engage in, participate with or provide any financial or other support, assistance or advice to any Competing Business; provided, however, that Retiring Employee may (i) when taken together with the ownership, directly or indirectly, of all of his Affiliates, own, solely as an investment, up to 5% of any class of securities of any Person if such securities are listed on any national securities exchange or traded on the Nasdaq Stock Market so long as Retiring Employee is not a director, officer, employee of, or analogously employed or engaged by, such Person or any of such Person’s Affiliates or (ii) own securities issued by the Company. In addition, Retiring Employee agrees that during the Term he shall not, directly or indirectly: (1) interfere with the relationship of the Company or any Affiliate of the Company, or endeavor to entice away from the Company or any Affiliate of the Company, any individual or entity who was or is a material customer or material supplier of, or who has maintained a material business relationship with, the Company or its Affiliates, (2) establish (or take preliminary steps to establish) a business with, or cause or attempt to cause others to establish (or take preliminary steps to establish) a business with, any employee or agent of the Company or any of its Affiliates, if such business competes with or will compete with the Company or any of its Affiliates, or (3) employ, engage as a consultant or adviser, or solicit employment, engagement as a consultant or adviser, of any employee or agent of the Company or any of its Affiliates, or cause or attempt to cause any individual or entity to do any of the foregoing. Retiring Employee agrees that the restrictions contained in this Section 2 are necessary to protect

Company’s goodwill and confidential information the Company has provided to Retiring Employee.
3.    Specific Performance; Injunctive Relief. Retiring Employee specifically acknowledges and agrees that the Company, in providing the Retirement Benefits, has relied on the agreements and covenants of Retiring Employee contained in this Agreement and that the terms of this Agreement are reasonable and necessary for the protection of the Company. Retiring Employee specifically acknowledges and agrees that any breach or threatened breach by Retiring Employee of his or her agreements and covenants contained herein would cause the Company irreparable harm not compensable solely in damages. Retiring Employee further acknowledges and agrees that it is essential to the effective enforcement of this Agreement that Company be entitled to the remedies of specific performance, injunctive relief and similar remedies and Retiring Employee agrees to the granting of any such remedies upon a breach or threatened breach by Retiring Employee of any of the terms hereof. The Company also shall be entitled to pursue any other remedies (at law or in equity) available to it for any breach or threatened breach of this Agreement, including the recovery of money damages.
4.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. The parties agree to cooperate in any revision of this Agreement that may be necessary to meet the requirements of law. The parties further agree that a court may revise any provision of this Agreement to render the Agreement enforceable to the maximum extent possible.
5.    Amendment; Modification; Waiver. No amendment or modification of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Company and Retiring Employee, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions. No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar).
6.    Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.
7.    No Effect on Retiring Employee’s Obligations. This Agreement shall in no way affect any other duties or obligations Retiring Employee owes to the Company by contract, law or otherwise.
8.    Legal Fees. If either party hereto institutes any legal proceedings against the other for breach of any provision hereof, the losing party shall be liable for the costs and expenses of the prevailing party, including without limitation its reasonable attorneys’ fees.

9.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
10.    Governing Law; Consent to Jurisdiction and Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas applicable to agreements made and to be performed wholly within that jurisdiction. Venue shall lie exclusively with the district court of Montgomery County, Texas, and such courts shall have jurisdiction to hear all matters arising from this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an authorized officer and Retiring Employee has executed this Agreement, in each case, as of the day and year first above written.

NEWFIELD EXPLORATION COMPANY

By:
Name:
Title:

RETIRING EMPLOYEE

[Retiring Employee]